Exhibit 23.2

Consent of Independent Public Accountants

Direct Fuels Partners, L.P.
Euless, Texas

        We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 22, 2013, relating to the consolidated financial statements of Direct Fuels Partners, L.P., which is contained in that Prospectus.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO USA, LLP

Dallas, Texas
April 24, 2013